Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2025 with respect to the consolidated financial statements of Streamex Corp. (f/k/a BioSig Technologies, Inc.) (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP,

Marlton, New Jersey

November 19, 2025